Exhibit 99.B(e)(2)

Dated as of:

May 19, 2011

Schedule A

Funds

Boston Trust Balanced Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust Small Cap Fund

Walden Social Balanced Fund

Walden Social Equity Fund

Walden Midcap Fund

Walden Small Cap Innovations Fund

THE BOSTON TRUST & WALDEN FUNDS		FORESIDE DISTRIBUTION SERVICES, L.P.

By:	/s/ Lucia Santini	By:	/s/ Mark Fairbanks

Name:	Lucia Santini	Name:	Mark Fairbanks

Title:	President	Title:	President